As filed with the Securities and Exchange Commission on July 19, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Beneficient

(Exact name of registrant as specified in its charter)

Nevada	72-1573705
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

325 N. Saint Paul Street Suite 4850 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

THE BENEFICIENT 2023 LONG-TERM EQUITY INCENTIVE PLAN

(Full title of the plans)

James G. Silk

325 N. Saint Paul Street

Suite 4850

Dallas, Texas 75201

Telephone: (214) 445-4700

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew L. Fry, Esq.

Haynes and Boone, LLP

2323 Victory Ave, Suite 700

Dallas, TX 75201

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Beneficient, a Nevada (the “Company” or the “Registrant”), successor by way of statutory conversion to The Beneficient Company Group, L.P., a Delaware limited partnership (“BCG”), relating to up to an aggregate of 58,110,565 shares of its Class A common stock, par value $0.001 per share (“Class A Common Stock”), issuable to eligible employees, contractors and non-employee directors of the Company and its subsidiaries and affiliated entities under the Beneficient 2023 Long-Term Incentive Plan (the “Plan”). The Company intends to register on subsequent Registration Statements on Form S-8 additional shares of Class A Common Stock issuable under the Plan as needed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant and BCG with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

•	the Annual Report on Form 10-K for the year ended March 31, 2023, filed with the Commission on July 13, 2023;

•	the Current Reports on Form 8-K filed with the Commission on June 8, 2023 and June 28, 2023; and

•

the description of the Class A Common Stock contained in the Annual Report on  Form 10-K for the year ended March 31, 2023 filed with the Commission on July 13, 2023, including any amendment or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed herein to be incorporated shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of incorporation and bylaws (the “Bylaws”), require it to indemnify any director, officer, employee or agent of the Registrant who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of, or in any other capacity for, another corporation, partnership, joint venture, limited liability company, trust, or other enterprise, to the fullest extent permitted under Nevada law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Registrant is authorized under its Bylaws to purchase and maintain insurance to protect the Registrant and any current or former director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Nevada Revised Statutes (the “NRS”).

The Registrant has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide that the Registrant will indemnify each indemnitee to the fullest extent permitted by the NRS from and against all loss and liability suffered and expenses, judgments, fines and amounts paid in settlement incurred in connection with defending, investigating or settling any threatened, pending, or completed action, suit or proceeding related to the indemnitee’s service with the Registrant. Additionally, the Registrant has agreed to advance to the indemnitee expenses incurred in connection therewith.

The limitation of liability and indemnification provisions in these indemnification agreements and our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in the Registrant’s securities may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number

4.1	Articles of Incorporation of Beneficient (incorporated by reference to Exhibit 3.1.1 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on June 8, 2023).

4.2	Bylaws of Beneficient (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on June 8, 2023).

4.3	Beneficient 2023 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.7.1 to the Company’s Annual Report on Form 10-K (File No. 001-41715) filed with the Securities and Exchange Commission on July 13, 2023).

5.1*	Opinion of Haynes and Boone, LLP.

23.1*	Consent of Weaver & Tidwell LLP, independent registered accounting firm for Beneficient.

23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

107.1*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on the 19th day of July, 2023.

BENEFICIENT

By:	/s/ Brad K. Heppner
Name:	Brad K. Heppner
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad K. Heppner Brad K. Heppner	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 19, 2023

/s/ Gregory W. Ezell Gregory W. Ezell	Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2023

/s/ Peter T. Cangany, Jr. Peter T. Cangany, Jr.	Director	July 19, 2023

/s/ Richard W. Fisher Richard W. Fisher	Director	July 19, 2023

/s/ Derek L. Fletcher Derek L. Fletcher	Chief Fiduciary Officer and Director	July 19, 2023

/s/ Thomas O. Hicks Thomas O. Hicks	Director	July 19, 2023

/s/ Emily B. Hill Emily B. Hill	Director	July 19, 2023

/s/ Dennis P. Lockhart Dennis P. Lockhart	Director	July 19, 2023

/s/ Bruce W. Schnitzer Bruce W. Schnitzer	Director	July 19, 2023

/s/ James G. Silk James G. Silk	Executive Vice President, Chief Legal Officer and Director	July 19, 2023